Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NewBridge Bancorp Reports 2009 First Quarter Financial Results
GREENSBORO, N.C., April 28, 2009 – NewBridge Bancorp (NASDAQ: NBBC) (“NewBridge” or the “Company”), the parent company of NewBridge Bank (the “Bank”), today reported financial results for the quarter ended March 31, 2009. For the first quarter of 2009, net loss was $3.6 million and net loss available to common shareholders was $4.3 million, or $0.28 per diluted share, compared to net income of $3.0 million, or $0.19 per diluted share, in the first quarter of 2008.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge, commented: “Despite the prolonged difficult market conditions, the Company remains well positioned to manage the recession with strong capital and conservative reserves. For the March quarter, the loss of $3.6 million was due primarily to an $8.5 million provision expense. The provision expense significantly exceeded the prior year’s provision of $459,000 and the Company’s current period net charge-offs of $3.3 million, which resulted in an increase in the allowance for credit losses of $5.2 million.”
Mr. Ridgill continued, “the first quarter results were disappointing; however, I am encouraged that in this difficult environment our strong capital position has allowed us to remain active in the communities we serve by originating more than $70 million in new loans. Our commitment to continue lending is key to realizing improvement in our local economies.”
Operating Results
For the first quarter of 2009, net interest income decreased by $3.5 million to $14.0 million from $17.5 million in the year-ago period. This decline was primarily due to an 82 basis point decline in the Company’s net interest margin, which fell from 3.81% for the quarter ending March 31, 2008 to 2.99% for the quarter ending March 31, 2009. The decline in net interest margin was due to the asset sensitive position the Company was in last fall as the Federal Reserve’s interest rate reductions caused variable rate assets to fall more rapidly than the Company’s deposit cost of funds. The Company anticipates that its net interest margin will experience significant improvement over the next two quarters. During this period, approximately 80% of time deposits will mature and reprice down from a current weighted average interest rate of 3.56%. In addition, the Company is also experiencing improving asset yields on variable rate loans, as a significant amount of these loans are maturing and repricing up with floors and higher fixed rates.
Noninterest income for the quarter ended March 31, 2009 decreased to $4.0 million, versus $4.5 million for the same period in 2008. Noninterest income in the first quarter of 2008 included $370,000 of gain on the sale of securities from the mandatory redemption of shares upon VISA’s initial public offering of stock. Noninterest expense for the first quarter of 2009 was $16.0 million, a decrease of $1.2 million from $17.2 million in the first quarter of 2008. Personnel expense decreased to $7.5 million in the first quarter of 2009 from $9.2 million in the first quarter of 2008, or 18.7%, primarily as a result of a reduction in the number of employees. The Company also reduced costs in the areas of advertising, legal and other professional costs, and printing and supplies expense, achieving its goal of reducing controllable expenses. These savings were offset by a substantial increase in FDIC insurance premiums, which grew to $767,000 in the first quarter of 2009 from $59,000 in the first quarter of 2008.
Asset Quality
The provision for credit losses during the first quarter of 2009 was $8.5 million versus $459,000 for the first quarter of 2008. Nonperforming assets, which include nonaccrual loans, accruing loans 90 days or more past due, OREO and renegotiated debt, totaled $72.5 million at March 31, 2009, versus $48.6 million at December 31, 2008 and $23.4 million at March 31, 2008. The increase from the 2008 year-end total was primarily driven by a $15.0 million increase in non-accrual loans, as well as a $3.8 million increase in renegotiated debt, reflecting continued deterioration in real estate markets and the weak economic environment. The allowance for credit losses at March 31, 2009 was $41.0 million, or 2.60% of outstanding loans, compared to $35.8 million, or 2.23% of outstanding loans, at December 31, 2008, and $30.3 million, or 1.96% of outstanding loans, at March 31, 2008.
Mr. Ridgill commented, “over the last year, the provision for credit loss has been significantly higher than our charge-offs resulting in a large increase in our reserves. We did this in recognition of the difficult economy. Unless market conditions worsen significantly from their current level, we do not anticipate building the reserves at the same pace experienced over the last year.” He also noted “our most severe credit charges are related to the distressed coastal market of North Carolina. The coastal market portfolio includes $256.9 million, or 16.3%, of the Company’s total loan portfolio.”
Balance Sheet
As of March 31, 2009, total assets were approximately $2.14 billion, up $58.0 million, or 2.8%, from $2.08 billion at December 31, 2008, and up 0.8% from $2.12 billion at the year-ago date. Loans as of March 31, 2009 were $1.58 billion, a decrease of $29.1 million, or 1.8%, from $1.60 billion at December 31, 2008, and an increase of $28.5 million, or 1.8% from $1.55 billion at March 31, 2008. The decrease in loans is due to principal reduction and loan payoffs exceeding new loan opportunities for the quarter.
Deposits at the end of 2009’s first quarter were $1.71 billion, which was an increase of $41.7 million, or 2.5%, from $1.66 billion at December 31, 2008 and up 4.1% from $1.64 billion at March 31, 2008. Federal Home Loan Bank (“FHLB”) borrowings at March 31, 2009 were $165.7 million, up $26.7 million, or 19.2%, from $139.0 million at December 31, 2008, to take advantage of favorable borrowing rates offered by the FHLB.
Capital
Shareholders’ equity declined $5.5 million to $173.7 million at March 31, 2009 from $179.2 million at December 31, 2008. The decrease in shareholders’ equity from year end was primarily the result of the net loss recorded in the first quarter of 2009.
The Company and the Bank continue to maintain capital levels that exceed the established regulatory guidelines for a “well capitalized” classification. As of March 31, 2009, the Company had a leverage ratio of 9.10%, a Tier 1 risk based ratio of 10.97%, and a total risk based ratio of 12.24%. The Company holds $10.0 million of the $52.4 million received by it from the TARP Capital Purchase Program which could be invested in the Bank to increase the Bank’s total risk based capital ratio from the present level of 11.59%. As of the March 31, 2009, the Bank had unused lines of credit exceeding $156 million from various financial institutions.
Outlook
Mr. Ridgill expressed management’s belief that “the Company is well positioned for significant improvement in operating results over the coming 12 months, as interest expense from CDs declines, the deposit rate environment becomes more rational and we experience a resulting marked improvement in our net interest margin over the remainder of 2009. In addition, we intend to reduce our reliance on retail CDs by improving the incentives we provide on our core interest bearing demand and money market products.”

Mr. Ridgill reported that “because maintaining a stable net interest margin is so critical to our future success, we have taken actions to improve our performance by maximizing future interest margin opportunities.”
In the area of expense reductions, Mr. Ridgill noted that “we are increasing our focus on controlling what is controllable. Although we have made great strides in this area, for example in reducing our compensation expense, advertising and professional costs, we see other opportunities. I have asked Ramsey Hamadi, our new CFO, to analyze costs in a more granular manner, with the goal of further reducing controllable expenses.”
“The banking industry is facing our most challenging times in over 70 years. Our efforts to further reduce costs and enhance our net interest margin should lead to a marked improvement in our operating results over the balance of 2009 and beyond. The Company remains positioned to take advantage of opportunities for profits and growth when the economy begins to improve. Lingering asset quality issues remain. Our provision expense will likely remain high and be somewhat unpredictable for the next several quarters. This means that although our expectation is that our net interest margin will increase and our operating expenses will moderate, our provision expense will likely prevent a return to profitability until later this year. In any event, we expect to maintain strong consolidated and risk based capital ratios materially in excess of regulatory well capitalized standards.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2.1 billion, and based on deposit market share is the largest community bank in the Piedmont Triad region of North Carolina. The Bank has 37 banking offices in the Piedmont Triad region of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

											First
											Quarter
	2009		2008								2009-2008
	First		Fourth		Third		Second		First		Percent
	Quarter		Quarter		Quarter		Quarter		Quarter		Variance
Average Balances (Dollars in thousands)
Assets	$2,112,445		$2,133,912		$2,054,795		$2,106,342		$2,073,844		1.9%
Loans	1,597,154		1,618,456		1,601,183		1,566,968		1,512,683		5.6
Investment securities	294,295		264,432		257,871		343,404		356,244		(17.4)
Earning assets	1,960,463		1,949,941		1,881,436		1,929,174		1,887,033		3.9
Noninterest-bearing deposits	153,520		159,907		161,367		168,535		169,208		(9.3)
Interest-bearing deposits	1,520,520		1,497,307		1,492,681		1,459,705		1,467,279		3.6
Interest-bearing liabilities	1,763,129		1,768,552		1,693,067		1,727,669		1,689,792		4.3
Shareholders’ equity	174,965		194,706		187,622		194,882		195,265		(10.4)

Period-End Balances (Dollars in thousands)
Assets	$2,136,621		$2,078,627		$2,108,294		$2,062,979		$2,119,475		0.8%
Loans	1,575,452		1,604,525		1,626,504		1,574,141		1,546,921		1.8
Investment securities	305,280		288,571		272,298		233,926		372,833		(18.1)
Earning assets	1,949,362		1,947,964		1,917,535		1,822,541		1,925,102		1.3
Noninterest-bearing deposits	159,440		149,583		174,217		176,510		173,430		(8.1)
Interest-bearing deposits	1,545,688		1,513,880		1,451,075		1,501,325		1,465,197		5.5
Interest-bearing liabilities	1,783,521		1,729,695		1,739,899		1,681,203		1,731,908		3.0
Shareholders’ equity	173,727		179,236		184,151		187,733		193,997		(10.4)

Asset Quality Data (Dollars in thousands)
Nonperforming loans:
Past due 90 days or more and still accruing	$3,038		$1,277		$413		$1,053		$1,675
Nonaccrual loans	53,022		38,029		33,865		24,381		16,438
Restructured loans	4,078		250		260		267		461

Total nonperforming loans	60,138		39,556		34,538		25,701		18,574
Other real estate owned	12,345		9,080		7,587		6,201		4,824

Total nonperforming assets	$72,483		$48,636		$42,125		$31,902		$23,398
Net chargeoffs	3,290		9,759		4,952		4,596		519
Allowance for credit losses	41,034		35,806		30,984		31,281		30,310
Nonperforming loans to total loans	3.82%		2.47%		2.12%		1.63%		1.20%
Nonperforming assets to total assets	3.39		2.34		2.00		1.55		1.10
Nonperforming loans to total assets	2.81		1.90		1.64		1.25		0.88
Allowance for credit losses to total loans	2.60		2.23		1.90		1.99		1.96
Net charge-off percentage (annualized)	0.84		2.43		1.22		1.17		0.13
Allowance for credit losses to nonperforming loans	0.68	X	0.91	X	0.90	X	1.22	X	1.63	X

FINANCIAL SUMMARY

						Fourth
						Quarter
	2009	2008				2008-2007
	First	Fourth	Third	Second	First	Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance
Income Statement Data (Dollars in thousands, except share data)
Interest income:
Loans	$22,080	$24,191	$25,601	$25,339	$27,056	(18.4)%
Other	3,291	3,237	2,867	4,617	5,054	(34.9)

Total interest income	25,371	27,428	28,468	29,956	32,110	(21.0)
Interest expense	11,395	13,014	12,913	13,280	14,645	(22.2)

Net interest income	13,976	14,414	15,555	16,676	17,465	(20.0)
Provision for credit losses	8,518	14,580	4,656	5,567	459	1,755.8

Net interest income after provision for credit losses	5,458	(166)	10,899	11,109	17,006	(67.9)
Noninterest income	4,014	4,626	4,626	6,781	4,549	(11.8)
Goodwill impairment	—	50,437	—	—	—	NM
Noninterest expense	15,983	20,304	17,840	17,495	17,180	(7.0)

Income (loss) before income taxes	(6,511)	(66,281)	(2,315)	395	4,375	(248.8)
Income taxes	(2,933)	(7,698)	(726)	135	1,365	(314.9)

Net income (loss)	(3,578)	(58,583)	(1,589)	260	3,010	(218.9)
Dividends and accretion on preferred stock	(746)	(154)	—	—	—	NM

Net income (loss) available to common shareholders	$(4,324)	$(58,737)	$(1,589)	$260	$3,010

Net income (loss) per share:
Basic	$(0.28)	$(3.75)	$(0.10)	$0.02	$0.19	(245.4)%
Diluted	$(0.28)	$(3.75)	$(0.10)	$0.02	$0.19	(245.4)
Cash dividends per share	—	—	$0.05	$0.17	$0.17	(100.0)

Other Data

Return on average assets	(0.69)%	(10.92)%	(0.31)%	0.05%	0.58%
Return on average equity	(8.29)	(119.70)	(3.37)	0.54	6.20
Net yield on earning assets	2.99	3.03	3.44	3.57	3.81
Efficiency	85.89	103.21	85.73	73.20	76.61
Average equity to assets	8.28	9.12	9.13	9.25	9.42
Average loans to assets	75.61	75.84	77.92	74.39	72.94
Average loans to deposits	95.41	97.66	96.80	96.24	92.43
Average noninterest — bearing deposits to total deposits	9.17	9.65	9.76	10.35	10.34
Total risk-based capital ratio	12.24	12.42	10.18	10.38	10.96

COMMON STOCK DATA

	2009	2008
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$2.11	$2.38	$4.51	$6.90	$8.75
High	3.04	6.00	9.11	9.60	10.99
Low	0.94	2.01	3.90	6.76	8.00
Book value	7.75	8.10	11.76	11.99	12.39
Tangible book value	7.38	7.71	8.15	8.39	8.78
Dividend	—	—	0.05	0.17	0.17
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,687,444